Exhibit 19.1

Hess Midstream LP– Insider Trading Policy

Federal and state laws prohibit trading in securities of any company by individuals who are aware of material, non-public information. This activity is generally known as “insider trading.” These laws also prohibit individuals with material, non-public information from communicating this information to others who then trade, an activity generally known as “tipping.”

Hess Midstream GP LLC (“GP LLC”) is the general partner of Hess Midstream GP LP, a Delaware limited partnership and the general partner of Hess Midstream LP, a Delaware limited partnership (“HESM”). GP LLC has the sole responsibility for providing the employees and other personnel necessary to conduct HESM’s operations and has entered into an employee secondment agreement with Chevron1 pursuant to which Chevron makes available the services of its employees in exchange for a fee.

As part of this policy, the board of directors and officers of GP LLC, seconded employees to HESM and/or consultants that conduct the business of HESM (collectively referred to herein as “HESM Personnel”) may not transact (as described below), directly or indirectly, including through family members2 or other persons or entities, in HESM securities while aware of material, non-public information regarding HESM. In addition, HESM Personnel may not transact in securities of other public companies (including companies that deal with HESM as a supplier, customer, contractor, purchaser, or distributor, or that compete with HESM) as a result of having obtained confidential knowledge about HESM’s operations, relationships, or negotiations or while aware of material, non-public information about that company that was obtained as a result of the individual’s employment or relationship with HESM. In addition, HESM Personnel may not communicate material, non-public information regarding HESM or any other company that was obtained as a result of the individual’s employment or relationship to HESM to third parties.

In general, HESM Personnel who are aware of material, non-public information may not transact in HESM securities or the securities of any other company until the first business day that is at least 24 hours after the time that the information is publicly released.

1 Unless expressly stated otherwise herein, the term “Chevron” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

2 This policy applies not only to HESM Personnel but also to HESM Personnel’s family members who reside with them, anyone else who lives in their household and any family members who do not live in their household but whose transactions in company securities are directed by HESM Personnel or are subject to their influence or control (such as parents or children who consult with HESM Personnel before they transact in company securities). This policy also applies to (1) any entities HESM Personnel or their family members control, such as partnerships, trusts and corporations, and (2) brokerage accounts maintained for the benefit of HESM Personnel or their family members if anyone has discretion over the accounts. These individuals and entities are referred to herein as “Family Members and Affiliates.”

Transactions

“Trading” and “transacting” in securities includes engaging in any transaction used to:

1.
purchase, sell or gift stock, bonds, debentures, options, puts, collars, straddles, futures contracts or other derivative securities;

2.
the sale of any shares underlying phantom units awarded pursuant to 2017 Hess Midstream LP Long-Term Incentive Plan (provided, however, that this restriction does not prohibit

•
the receipt or vesting of phantom unit awards; or
•
the sale or withholding of shares by HESM to satisfy tax withholding requirements);

3.
make investment elections and exchanges (purchases and sales) relating to distribution reinvestment under HESM’s direct share purchase program;

4.
engage in hedging or speculative transactions, including, but not limited to, short sales and trading in options, puts, calls, straddles, swaps or other derivative securities;

5.
purchase securities on margin or place securities in margin account(s);

6.
engage in monetization transactions, such as forward sale contracts; or

7.
pledge securities as collateral for a loan or any other purpose.

Trading Window Period and Prohibited Transactions for Directors and Certain Employees

HESM Section 16 reporting persons (as well as the Family Members and Affiliates of these individuals)

a.
may transact in HESM securities only as follows:

i.
during the 20 business day3 period that begins on the first business day that is at least 24 hours after the public release of earnings for the prior quarter (the “Trading Window Period”), and then only if (1) the individual is not aware of material, non-public information and (2) the individual obtains pre-clearance from the Secretary or a designee of the Secretary before executing the transaction; or
ii.
under an adopted Rule 10b5-1 plan pre-cleared by the Secretary or a designee of the Secretary. A Rule 10b5-1 plan is a legally binding schedule of pre-planned transactions in HESM securities that complies with procedures established by the Law Department; and

b.
may not at any time:

i.
engage in hedging transactions or speculative transactions involving HESM securities, including, but not limited to, short sales and trading in options, puts, calls, straddles, swaps, or other derivative securities;
ii.
purchase HESM securities on margin;
iii.
engage in monetization transactions, such as forward sale contracts involving HESM securities; or
iv.
pledge HESM securities as collateral for a loan or any other purpose.

3 When used in this Policy, “business day” means any day on which the New York Stock Exchange is open for trading.

Trading Blackout Period for Certain Employees

Members of the following Chevron Departments (as well as the Family Members and Affiliates of these individuals):

•
Upstream Financial Reporting and Analysis;
•
Downstream, Midstream, Chemicals and New Energies Financial Reporting and Analysis;
•
Enterprise Business Planning;
•
Controllers;
•
Investor Relations; and
•
certain other identified employees

who are not otherwise subject to the Trading Window Period specified above shall not transact in HESM securities:

1.
at any time such individual is aware of material, non-public information;
2.
during the period beginning on the tenth business day of the third month of each calendar quarter and ending on the last day of the calendar quarter without obtaining pre-clearance from the Chief Financial Officer and the Secretary; and
3.
at any time during the period beginning on the first day of the calendar quarter through the day immediately preceding the first business day that is at least 24 hours after the release of earnings for the prior quarter.

HESM Transactions

From time to time, HESM may engage in transactions in HESM securities. It is HESM’s policy to comply with all applicable federal and state securities laws (including obtaining approvals by the Board of Directors or appropriate Committee, if required) when HESM is engaging in transactions in HESM securities.

Responsibility

HESM Personnel are responsible for compliance with the letter and intent of this policy. Without regard to the civil or criminal penalties that may be imposed by others, any individual who violates this policy will be subject to disciplinary action, up to and including discharge.

HESM Personnel are encouraged to report any suspected activity or violation of this policy to the Law Department and/or any member of senior management. Reports can also be made by calling the Hotline at [phone number] (in the U.S. or Canada) or [phone number] (in all other international locations).

Senior management should ensure that their covered persons under their supervision are aware of their obligations under this policy and should provide specific guidance for its application to their organization’s individual operations. All HESM Personnel should periodically review this policy’s content.

HESM Personnel subject to the Trading Window Period are responsible for observing any procedures established by the Law Department to ensure compliance with reporting requirements (as applicable), to help prevent any inadvertent violations of U.S. securities laws, and to avoid even the appearance of trading on inside information.

Further Guidance

As a practical matter, before engaging in any transaction, err on the side of caution. If in doubt as to whether to engage in any transaction, HESM Personnel are encouraged to seek professional advice and to discuss prospective transactions with the Secretary and/or the Law Department.